EXHIBIT 99.1
                                                                    ------------

                             U. S. GOLD CORPORATION

                             N E W S  R E L E A S E

          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                       (303) 238-1438 FAX: (303) 238-1724

                 U.S. GOLD CORPORATION REPORTS POSITIVE RESULTS
                        FROM SCOPING STUDY ON AFFILIATE'S
                          MEXICAN GOLD/SILVER PROPERTY
                Possible Gold Production at $107/Ounce Cash Cost

Denver, CO. - July 13, 2004 - U.S. GOLD CORPORATION (OTC-BB: USGL; Berlin Exchange US 8) reported today that its 36% owned affiliate, Gold Resource Corporation ("GRC"), received positive results from an independent Scoping Study on the El Aguila gold/silver project in Oaxaca, Mexico which estimates cash costs to produce an ounce of gold could be $107 (using silver revenues as credit). The Scoping Study concludes that a hypothetical project at a 750 tonne/day milling rate would have a capital payback period of either 9 months or 8 months, depending on using new equipment or used equipment respectively, at a $375 per ounce gold price and a $6.00 per ounce silver price. The independent study was performed by the Denver based engineering firm, Lyntek, Inc.

"Since GRC is looking for a mine to put into production near-term, we wanted to determine early on that there were no issues with metallurgy, mining or with potential return-on-capital. The purpose of this Scoping Study was to arrive at an estimate of the operating and capital costs for a 750 tonne per day open pit mining and milling operation. This information helps define the minimum resource level required in order to make a production decision based on return-on-capital with the view of establishing gold production at El Aguila at the earliest possible point. Though additional drilling will be required to make a positive production decision, we are very pleased with these results that bode well for the property," said William W. Reid, president of both U.S. Gold and Gold Resource Corporation.

The major assumptions and results for the base case economic analysis are as follows:

Production rate:     250,000 tonnes/year
Gold grade:          7.43 grams/tonne      (at 2.5 gram Au/tonne cut-off)
Silver grade:        63 grams/tonne
Gold recovery:       92%                   (from metallurgical tests)
Silver recovery:     75%                   (from metallurgical tests)
Gold produced:       54,900 oz Au/year
Gold price:          $375/ounce
Silver price:        $6.00/ounce
Gold/ounce costs:    $107/ounce            (cash costs using silver revenues as credit)
Annual Margin:       $14.7 million         (after cash operating costs only)
Capital Costs:       $11 million           (mill with new equipment, contract mining)

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



Mr. Alan Noble of the Denver firm Ore Reserves Engineering performed a Preliminary Resource Study. Based on the limited exploration drilling (3,900 meters in 69 drill holes) that has encountered a continuous zone of high-grade gold/silver mineralization in a shallow, massive quartz body, the mineralized material at a 1gram Au/tonne cut-off is estimated at 108,500 ounces of gold and 1,368,000 ounces of silver.

The El Aguila property covers a large and extensive geologic system where Tertiary rhyolite domes and flows have intruded, altered and, in part, replaced Cretaceous limestones, sandstones, shales and Tertiary andesites. The rhyolites have been extensively silicified and mineralized, yielding stockworks of quartz veins and massive, thick quartz veins and "mantos", particularly replacing limestones in sub-horizontal orientations. Abundant post-mineral faulting has broken the rhyolite and Cretaceous sedimentary sequence into numerous fault blocks.

The exploration drilling to date has mainly tested the potential of only one fault block. Adjacent fault blocks apparently contain the same sequence of rocks with similar surface occurrences of high-value gold/silver-bearing siliceous masses that need to be drill tested. Extensive potential exits in this robust, high-value gold/silver system to expand tonnage, either similar to the established core area or in other target areas that have surface gold occurrences as well.

"With somewhere between 1 and 2 years of production already drilled (depending on cut-off grade used), with the potential costs and capital payback estimated, and based on the geologic model that is developing, we believe that additional drilling could give GRC in the near-term, resources necessary to start with a 4 year mining operation", said Mr. Reid.

Canyon Resources (AMEX: CAU) has the right to earn a 50% joint venture interest in the El Aguila property from GRC through the funding of a total of $3.5 million of exploration and development expenditures on the property. Canyon has funded $500,000 of the required expenditures to date, from September 2003 through May 2004. Canyon has until the end of August 2004 to decide whether to fund the remaining $3.0 million to earn the 50% interest or, alternatively, to convert the previous funding into 600,000 shares of common stock of GRC.

U.S. Gold holds a 45% interest in the Tonkin Springs gold mine property in Eureka County, Nevada, which is being developed under a joint venture with BacTech Mining Corporation (TSX-V:BM). BacTech is providing $12 million of development funding under an agreement effective July 31, 2003.

The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this press release are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could very significantly.